EXHIBIT 99.1


Gasco
------
Energy


For Immediate Release on Tuesday, August 1, 2006
             GASCO ENERGY ANNOUNCES PRELIMINARY SECOND QUARTER 2006
                        FINANCIAL AND OPERATIONAL RESULTS

DENVER - August 1, 2006 - (PRNewswire) - Gasco Energy (AMEX: GSX) today reported its preliminary financial and operating results for the quarter ended June 30, 2006. The company expects to file its Form 10-Q for the second quarter 2006 on August 7, 2006.

Financial Results

For the second quarter 2006, Gasco reported a net loss attributable to common shareholders of $53.0 million, or $0.62 per share, as compared to a net loss for the same period in 2005 of $1.0 million, or $0.01 per share. All per share figures are basic and diluted. Included in the quarter's operating expenses is a non-cash charge of $51 million related to an impairment of the carrying value of oil and gas properties. Before the impairment charge, Gasco would have posted a net loss of $2.0 million or $0.02 per share.


The charge also results in a decrease in total assets. At June 30, 2006 Gasco's total assets were $153.4 million, as compared to $201.2 million at December 31, 2005.


The impairment is the result of applying what is commonly known as a ceiling test under rules prescribed by the U.S. Securities and Exchange Commission for exploration and production companies such as Gasco that use the "full-cost" accounting method. Under the ceiling test, the company compares the present value of estimated future net revenues computed by applying current prices of oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions. If the net capitalized costs exceed this valuation, the company must record a non-cash expense equal to the difference.


Commenting on the impairment, Gasco CEO and President Mark Erickson said: "This is an accounting requirement to which we must adhere as a full-cost reporting company. The June 30, 2006 natural gas price of $5.42 per Mcf we are required to use for the impairment is not representative of the last fiscal year, and we do not believe it to be representative of gas prices going forward. The decline in value of the reserves from 12/31/05 is due almost entirely to the reduction in price offset by the addition of developed reserves from our 2006 drilling program. The impairment is by no means an indictment of our Riverbend geology, nor of our operations, which continue to improve."

Total revenues grew by 132% to $5.8 million, as compared to $2.5 million in the second quarter 2005. The growth in total revenue is attributed to increased natural gas production offset by a lower natural gas price deck.

Oil and gas sales for the second quarter 2006 were $4.6 million as compared to $1.9 million for the same period in 2005, an increase of 142%. Gathering revenues grew to $0.369 million from $0.322 million in 2005. The revenue growth is attributed to increased natural gas throughput.

Lease operating expense for the quarter increased to $0.9 million (or $1.00 per Mcfe) from $0.2 million ($0.68 / Mcfe). The increase is attributed to higher water hauling and disposal costs and to five workovers that occurred during the second quarter of 2006. Gathering expense increased to $0.4 million from $0.2 million in the same period in 2005 due to the cost of installing additional compression to the system. General and administrative expense increased to $2.6 million from $1.4 million in the same period in 2005 which is attributed to an increase in stock-based compensation due to the adoption of FAS 123R.

Cash and investments were $57.6 million as compared to $33.6 million at June 30, 2005. Working capital at June 30, 2006 was $60.7 million versus $35.6 million at June 30, 2005. Net cash provided by operating activities for the second quarter 2006 was a record $3.2 million as compared to a deficit of $2.6 million in the year-ago period.

Six-Month Period
The company reported a net loss for the six-months ended June 30, 2006 of $53.2 million, or $0.62 per share, as compared to a net loss for the second half of 2005 of $2.7 million, or $0.04 per share. Included in the quarter's operating expenses is a one-time, non-cash charge of $51 million related to an impairment of the carrying value of oil and gas properties as discussed above.

Total revenues grew by 242% to $13.0 million, as compared to $3.8 million in the same period in 2005. The growth in revenue is attributed in part to increased natural gas production and higher prices received for sales of the company's natural gas. In addition improved gathering system revenues and an increase in interest income, accounted for $852,000 and $1.6 million respectively.

Oil and gas sales for the first half of 2006 were $10.5 million as compared to $2.7 million for the same period in 2005.

Operations
Production
Gasco posted quarterly production of 862.7 million cubic feet of natural gas equivalent (MMcfe) versus 300.2 MMcfe for the second quarter 2005, an increase of 187%. The average price received for sales of Gasco's natural gas and liquids was $5.18 per thousand cubic feet of gas (Mcf) and $59.40 per barrel of liquid hydrocarbons for the second quarter 2006. This compares to $6.12 per Mcf and $52.44 per barrel for the same period in 2005. Net production increases are attributed to the completion of new wells and behind-pipe recompletions partially offset by normal production declines in existing wells. Net production for the quarter was 6.4% higher than volumes of 810.4 million reported in the company's operations update dated July 11, 2006.

Gasco posted record first-half production of 1,763.8 MMcfe versus 447.3 MMcfe for the second half of 2005, a 294% increase. For the first-half 2006, the average price received for sales of Gasco's natural gas and liquids was $5.86 per Mcf of gas and $58.36 per barrel of liquid hydrocarbons. This compares to $5.82 per Mcf and $51.23 per barrel for the same period in 2005. The company has no hedges in place.

Drilling and Completion
The Company's initial 2006 capital expenditure budget is set at $80 million for the drilling, completion and pipeline connection of 32 gross, or approximately 15 net wells. During the first six months of 2006, Gasco conducted initial completion operations on 10 wells (6.4 net) and re-entered nine wells (4.1 net) to complete behind-pipe pay zones. At June 30, 2006, Gasco operated 51 gross wells with one additional well awaiting completion activities. Currently, three drilling rigs are operating in the Uinta Basin Riverbend project area.

Rig Delivery
Gasco today reported that its fourth rig, a modern 1000 HP, SCR diesel-electric, is in the process of delivery to the Riverbend Project. After a 10-day period of training and testing, Gasco expects the rig to be in service by late August. The previously announced fifth rig, a new-build, is expected to be delivered by Nabors in December 2006 or January 2007.

Wyoming Update
Daniel Anticline Prospect
Gasco also today provided additional details on its previously announced Cottonwood Ranch 24-21 (25% WI - GSX operates). The well is permitted to test natural gas potential in the Lance, Mesaverde, Ericson, Rock Springs and Hilliard Shale formations to a proposed total depth of 16,500 feet. Gasco and its partner have secured Grey Wolf rig 511 and anticipate spudding the well in the next 90 days. This rig is under a one-well contract and is a modern diesel-electric rig capable of drilling to depths of up to 20,000 feet.

The preliminary well-cost estimate to drill and complete the well is $8.0 million ($2.0 million net to Gasco). The partners have established an area of mutual interest (AMI) covering the prospect. The AMI will allow both parties to jointly test the productive potential in the core area and to later implement a plan of development.

Muddy Creek Prospect
Gasco also permitted the Billy PlaceNameCanyon 2-11 (100% WI) which is permitted to test natural gas potential in the Lance and Mesaverde formations to a proposed total depth of 9,600 feet. Estimated costs to drill and complete the well are approximately $3.2 million. Gasco has secured Nabors rig 267 on a one-well contract and expects to spud the well in August.

Conference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Wednesday, August 2, 2006 to discuss second quarter 2006 financial and operating results. You are invited to listen to the call which will be broadcast live over the Internet at www.gascoenergy.com.

Date:      Wednesday, August 2, 2006

Time:      11:00 a.m. EDT
           10:00 a.m. CDT
            9:00 a.m.  MDT
            8:00 a.m.  PDT

Call:      (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
           passcode 3278579

Internet:  Live and rebroadcast over the Internet:  log on to
           www.gascoenergy.com

Replay:    Available through Friday, August 4 at (800) 642-1687
           (US/Canada) and (706) 645-9291 (International) using passcode 3278579 and for 30 days at www.gascoenergy.com

         [Financial and Operational Tables Accompany this News Release]

      The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in
               Gasco's filing on Form 10-Q dated August 7, 2006.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements

Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the

Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2006.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044


                                                             GASCO ENERGY, INC.
                                                        CONSOLIDATED BALANCE SHEETS
                                                                (Unaudited)


                                                        June 30,             December 31,
                                                          2006                  2005
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                            $27,566,885           $62,661,368
  Restricted investment                                  3,575,000            10,139,000
  Short-term investments                                30,000,000            15,000,000
  Accounts receivable
     Joint interest billings                             3,512,791             1,792,038
     Revenue                                             1,831,123             3,115,154
  Inventory                                              3,789,053             1,182,982
  Prepaid expenses                                         487,483               645,554
                                                       -----------           -----------
          Total                                        70,762,335            94,536,096
                                                       -----------           ----------

PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
     Proved mineral interests                          115,234,087            83,972,300
     Unproved mineral interests                         10,259,418            13,323,712
  Wells in progress                                      2,260,377                     -
  Gathering assets                                       7,914,827             4,831,050
  Equipment                                              5,947,947             5,148,388
  Furniture, fixtures and other                            232,086               175,607
                                                       -----------           -----------
           Total                                       141,848,742           107,451,057
  Less accumulated  depletion, depreciation,
    amortization and impairment                        (63,740,640)           (6,986,662)
                                                      ------------           -----------
           Total                                       78,108,102            100,464,395
                                                      ------------           -----------

OTHER ASSETS
  Restricted investment                                  1,848,956             3,565,020
  Deferred financing costs                               2,633,675             2,634,461
                                                      ------------           -----------
           Total                                         4,482,631             6,199,481
                                                      ------------           -----------

TOTAL ASSETS                                         $ 153,353,068         $ 201,199,972
                                                     =============         =============








  The notes contained in Form 10-Q, anticipated to be filed on August 7, 2006, are an integral part of the consolidated financial statements.




                                                             GASCO ENERGY, INC.
                                                  CONSOLIDATED BALANCE SHEETS (continued)
                                                                (Unaudited)

                                                                              June 30,              December 31,
                                                                                2006                    2005
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                           $2,068,058              $ 907,772
  Revenue payable                                                             1,212,077              1,658,141
  Advances from joint interest owners                                         2,964,377              2,476,080
  Accrued interest                                                              844,100                844,098
  Accrued expenses                                                            2,992,966              2,571,047
                                                                            -----------              ---------
           Total                                                            10,081,578               8,457,138
                                                                            -----------              ---------

NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                             65,000,000             65,000,000
   Asset retirement obligation                                                  365,083                223,947
   Deferred rent expense                                                         77,359                 78,727
                                                                             ----------             ----------
       Total                                                                 65,442,442             65,302,674
                                                                             ----------             ----------

STOCKHOLDERS' EQUITY
  Series B Convertible Preferred stock - $.001 par value; 20,000 shares authorized; 763 shares issued and outstanding with a liquidation
    preference of $335,720 in 2005                                                    -                      1
  Common stock - $.0001 par value; 300,000,000 shares authorized;
     85,968,502 shares issued and 85,894,802 outstanding in 2006 and
     85,041,492 shares issued and 84,967,792 shares outstanding in 2005           8,597                  8,504
  Additional paid-in capital                                                160,699,212            157,540,755
  Deferred compensation                                                               -              (443,579)
  Accumulated deficit                                                      (82,748,466)           (29,535,226)
  Less cost of treasury stock of 73,700 common shares                         (130,295)              (130,295)
                                                                            -----------            -----------
           Total                                                            77,829,048             127,440,160
                                                                            -----------            -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 153,353,068           $ 201,199,972
                                                                         =============-          =============











 The notes contained in Form 10-Q, anticipated to be filed on August 7, 2006, are an integral part of the consolidated financial statements.

                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                            Three Months Ended
                                                                 June 30,
                                                   -----------------------------------------
                                                           2006                       2005

REVENUES
  Gas                                                 $ 4,312,905              $  1,760,425
  Oil                                                     297,167                   111,441
  Gathering                                               369,256                   322,130
  Interest income                                         805,000                   354,904
                                                        ---------                 ---------
          Total                                         5,784,328                 2,548,900
                                                        ---------                 ---------

OPERATING EXPENSES
  Lease operating                                         866,749                   205,270
  Gathering operations                                    371,583                   191,781
  Depletion, depreciation and amortization              2,943,531                   767,470
   Impairment                                          51,000,000                         -
  General and administrative                            2,589,007                 1,374,923
  Interest expense                                      1,049,541                 1,008,323
                                                      -----------                 ---------
           Total                                       58,820,411                 3,547,767
                                                      -----------                 ---------

NET LOSS                                             (53,036,083)                 (998,867)


Preferred stock dividends                                       -                  (14,050)
                                                      -----------                ----------
NET LOSS ATTRIBUTABLE TO COMMON
   STOCKHOLDERS                                     $ (53,036,083)             $ (1,012,917)
                                                    ==============             =============


NET LOSS PER COMMON SHARE - BASIC AND DILUTED           $  (0.62)                 $  (0.01)
                                                        =========                 =========

WEIGHTED AVERAGE COMMON SHARES
       OUTSTANDING - BASIC AND DILUTED                 85,267,977                70,677,053
                                                       ==========                ==========











 The notes contained in Form 10-Q, anticipated to be filed on August 7, 2006, are an integral part of the consolidated financial statements.




                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                         Six Months Ended
                                                             June 30,
                                               -----------------------------------------
                                                       2006                      2005

REVENUES
  Gas                                            $ 10,010,020              $  2,475,157
  Oil                                                 529,729                   188,236
  Gathering                                           852,395                   455,897
  Interest income                                   1,651,706                   714,957
                                                   ----------                 ---------
          Total                                    13,043,850                 3,834,247
                                                   ----------                 ---------

OPERATING EXPENSES
  Lease operating                                   1,396,764                   361,702
  Gathering operations                                759,376                   416,528
  Depletion, depreciation and amortization          5,770,073                 1,139,706
  Impairment                                       51,000,000                         -
  General and administrative                        5,273,043                 2,598,721
  Interest expense                                  2,057,834                 2,016,585
                                                  -----------                 ---------
           Total                                   66,257,090                 6,533,242
                                                  -----------                 ---------

NET LOSS                                         (53,213,240)               (2,698,995)

Preferred stock dividends                             (1,393)                  (21,212)
                                                  -----------                ----------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS   $ (53,214,633)             $ (2,720,207)
                                               ==============             =============


NET LOSS PER COMMON SHARE - BASIC AND DILUTED       $  (0.62)                 $  (0.04)
                                                    =========                 =========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                  85,630,039                70,128,560
                                                   ==========                ==========













 The notes contained in Form 10-Q, anticipated to be filed on August 7, 2006, are an integral part of the consolidated financial statements.







                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                                                  Six Months Ended
                                                                                      June 30,
                                                                       -----------------------------------
                                                                          2006                    2005
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                             $(53,213,240)        $ (2,698,995)
  Adjustment to reconcile net loss to net cash provided by (used in)
   operating activities
     Depletion, depreciation, amortization and impairment expense         56,756,570            1,133,707
     Accretion of asset retirement obligation                                 13,503                5,999
     Stock compensation                                                    2,276,065              378,969
    Amortization of deferred rent                                            (1,368)               23,724
    Amortization of deferred financing costs                                 241,048              229,084
    Landlord incentive payment                                                     -               30,000
     Changes in operating assets and liabilities:
        Accounts receivable                                                (436,722)          (4,177,294)
      Inventory                                                          (2,606,071)              443,474
      Prepaid expenses                                                       158,071              183,856
        Accounts payable                                                   1,160,286             (67,586)
      Revenue payable                                                      (446,064)              446,366
      Advances from joint interest owners                                    488,297            1,616,561
        Accrued expenses                                                    (47,702)            (716,180)
                                                                          ----------          -----------
                Net cash provided by (used in) operating activities        4,342,673          (3,168,315)
                                                                          ----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                               (59,071)             (68,948)
  Cash paid for acquisitions, development and exploration               (33,692,479)         (18,123,387)
  Proceeds from property sales                                                     -              828,102
  Increase in short-term investments                                    (15,000,000)                    -
  Proceeds from sale of short-term investments                                     -           14,000,000
  Cash designated as restricted                                             (71,436)            (159,020)
  Cash undesignated as restricted                                          8,351,500            1,638,542
                                                                        ------------          -----------
               Net cash used in investing activities                    (40,471,486)          (1,884,711)
                                                                        ------------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Preferred dividends                                                        (1,393)             (21,212)
  Exercise of options to purchase common stock                             1,275,985                    -

  Cash paid for debt issuance costs                                        (240,262)                    -
                                                                         -----------             --------
  Net cash provided by (used in) financing activities                      1,034,330             (21,212)
                                                                         -----------             --------

NET DECREASE IN CASH AND CASH EQUIVALENTS                               (35,094,483)          (5,074,238)

CASH AND CASH EQUIVALENTS:

    BEGINNING OF PERIOD                                                   62,661,368           25,717,081
                                                                          ----------           ----------
    END OF PERIOD                                                       $ 27,566,885         $ 20,642,843
                                                                        ============         ============

 The notes contained in Form 10-Q, anticipated to be filed on August 7, 2006, are an integral part of the consolidated financial statements.



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